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                                                            Exhibit 7.3

                               ASSIGNMENT AGREEMENT

     This Assignment Agreement is entered into as of May 21, 1997, by and between MEREDITH PARTNERS, INC., a California corporation ("Meredith"), and TURKEY VULTURE FUND XIII, LTD., an Ohio limited liability company ("TVF").

                                     RECITAL

Meredith has entered into a letter agreement dated March 21, 1997, as amended by letter agreement dated May 6, 1997 (together the "Purchase Agreement"), with Massachusetts Bay Transportation Authority Retirement Fund ("Mass Bay"), providing for Meredith to purchase 1,183,556 shares of Preferred Stock (the "Stock") of Meridian Point Realty Trust VIII Co. ("Meridian") for a purchase price of $7.90 per share, or a total of $9,350,092.40.

In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

     1. Assignment. Subject to the provisions of this Agreement, Meredith hereby assigns to TVF and/or its assignees all of Meredith's right, title and interest in and to the Purchase Agreement, and TVF and/or its assignees agree to assume all of the obligations of Meredith thereunder.

     2. Consideration. In consideration for the assignment by Meredith of its rights to the Purchase Agreement and subject to the provisions of this Agreement, TVF agrees to pay Meredith (a) $50,000 to reimburse Meredith for the nonrefundable deposit Meredith made under the Purchase Agreement, which payment shall be made concurrently with the execution of this Agreement by a check payable to Chicago Title Insurance Company (c/o Frank Jansen) against release by Chicago Title Insurance Company of the deposit previously made by Meredith, and (b) an amount equal to the direct out-of-pocket expenses incurred by Meredith in connection with the negotiation and signing of the Purchase Agreement, including reasonable legal expenses, but in no event more than $50,000, which amount shall be paid as soon as practicable, but in no event more than 30 days, after receipt by TVF of receipts or invoices sufficient to verify the amounts thereof. In addition, TVF agrees to deliver to Meredith, at the time of the purchase of the Stock from Mass Bay, an option to purchase 200,000 shares of the Stock (the "Option"), the Option to be substantially in the form of Exhibit A attached hereto.

     3. Representations and Warranties of Meredith. Meredith hereby represents and warrants to TVF as follows: (a) Meredith has the full power and authority to enter into and perform this Agreement, (b) Meredith is not a party to any contract or subject to any legal restriction with respect to the Stock or that would prevent or restrict complete fulfillment by Meredith of all of the terms and conditions of this Agreement or compliance with any of Meredith's obligations under it, (c) Meredith has taken all necessary actions to
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authorize and approve the execution, delivery and performance of this
Agreement, (d) this Agreement constitutes a legal, valid and binding obligation of Meredith, enforceable against Meredith in accordance with its terms, and (e) the Purchase Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Meredith, enforceable against Meredith and to Meredith's knowledge, Mass Bay, in accordance with its terms. Meredith agrees to make available to TVF or its lawyers all information in Meredith's possession with respect to Meridian. These representations and warranties shall be true as of the closing of the purchase of the Stock.

     4. Closing. Meredith agrees to give prompt written notice of this Assignment Agreement to Mass Bay and to notify Mass Bay that the closing under the Purchase Agreement shall take place no later than June 9, 1997, pursuant to terms of the Purchase Agreement, and that the certificates for the Stock and a duly executed proxy to vote all the shares of the Stock at the 1997 Annual Meeting of Meridian should be delivered to TVF and/or its assignees against payment by TVF or its assignees of the purchase price. In the event that TVF or its assignees fail to purchase the Stock from Mass Bay, TVF shall pay to Meredith, in addition to the amounts set forth in Section 2 hereof, the sum of $100,000 as liquidated damages (unless the failure to close is due solely to the failure of Mass Bay to deliver a duly executed proxy to vote all the shares of Stock at the 1997 Annual Meeting of Meridian, in which case the $100,000 will not be payable) and agrees to indemnify Meredith against, and to hold it harmless from, any loss, cost, damage, expense or liability it may incur to Mass Bay as a result of its failure to purchase the Stock pursuant to the Agreement; provided, however, that TVF shall have no liability for Meredith's gross negligence or wilful misconduct.

     5. Assignment of this Agreement. This Assignment Agreement shall be assignable by TVF, in whole or in part, without obtaining Meredith's consent in order to comply with the percentage ownership limitations of Meridian's Bylaws and applicable law; provided that if TVF or any assignee can not comply with such ownership percentages, then TVF shall provide Meredith the opportunity to purchase any Stock that would be deemed to be "Excess Shares" as such term is defined in Meridian's Bylaws; and, provided further that Meredith or any assignee of Meredith pursuant to the foregoing proviso will observe the voting requirements set forth in Section 6 hereof.

     6.   Voting of Stock.    TVF agrees to vote all shares of Meridian as to
which it has voting power in such a manner as to have Richard M. Osborne and Allen K. Meredith elected to the Board of Directors of Meridian, with first priority to Mr. Osborne, second priority to Mr. Meredith, and thereafter priority to other nominees selected by Mr. Osborne. Meredith agrees to assign to TVF or to Mr. Osborne any proxy or proxies obtained by it from Mass Bay with respect to the 1997 Annual Meeting of Meridian or to name TVF or Mr. Osborne as substitute proxies. Meredith shall obtain from Mass Bay a proxy pursuant to the letter agreement attached hereto as Exhibit B.
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     7.   General Provisions.

     7.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be either (i) delivered personally,
(ii) sent by telegraph or telex, (iii) sent by facsimile transmission, (iv) delivered by nationally recognized overnight courier service against a receipt therefor, or (v) sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given (A) when so delivered personally, telegraphed, telexed or sent by facsimile transmission if applicable; (B) when delivered by courier if applicable; or (C) if mailed, five days after the date of deposit in the United States mail if applicable, as follows:

     If to Meredith:     Meredith Partners, Inc.
                         3000 Sand Hill Road
                         Building 1, Suite 100
                         Menlo Park, CA 94025
                         Facsimile No.: 415-854-2250
                         Attention: Allen K. Meredith, President


     If to TVF:          Turkey Vulture Fund XIII, Ltd.
                         c/o Richard M. Osborne
                         7001 Center Street
                         Mentor, OH 44060
                         Facsimile No.: 216-255-8645

     7.2 Entire Agreement. This Agreement constitutes a complete statement of the agreements among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement of the parties with respect thereto.

     7.3 Amendment. This Agreement may not be changed orally, but only by an agreement in writing and signed by all the parties hereto.

     7.4 Assignment. Except as specifically set forth above, the parties may not assign any of their respective duties, obligations, or rights under this Agreement without the express prior written consent of both of the other parties, which consent may not be unreasonably withheld.

     7.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original, and all of which together shall constitute one and the same instrument, notwithstanding the fact that all of the parties have not executed the same instrument.

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     7.6  Headings.  The headings to the Sections hereof are for reference only and shall not limit or define in any way the content thereof.

     7.7 Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more provisions of this Agreement shall not affect the remaining provisions of this Agreement, or any part thereof.

     7.8 Benefit. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their successors and assigns.

     7.9 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers or representatives on the date set forth above.


                                   MEREDITH PARTNERS, INC.



Date of signature: May 21, 1997    By: /s/ Allen K. Meredith
                                       ----------------------------
                                   Its: President & CEO
                                       ----------------------------


                                   TURKEY VULTURE FUND XIII, LTD.



Date of signature: May 22, 1997    By: /s/ Richard M. Osborne
                                       ----------------------------
                                   Its: Manager
                                       ----------------------------